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                                                                     EXHIBIT 5.1




                                  August 7, 2000



NewsEdge Corporation
80 Blanchard Road
Burlington, Massachusetts, 01083

  RE:  Registration Statement on Form S-8
       Relating to the 1995 Stock Plan
       NewsEdge Corporation (hereinafter the "Plans")
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Ladies and Gentlemen:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") to be filed by NewsEdge Corporation (the "Company") on August 7, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 1,537,600 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issued or issuable pursuant to the 1995 Stock Plan (the "Shares").

     We have examined such documents, certificates, records and matters of law that we have deemed necessary or appropriate for the purpose of this opinion.

     We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America, and the General Corporation Law of the State of Delaware.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,

                                   /s/ Testa, Hurwitz & Thibeault, LLP

                                  TESTA, HURWITZ & THIBEAULT, LLP